Exhibit 10.24

November 8, 2018

Brian Beitler
7829 Lambton Park Road
New Albany, OH 43054

Dear Brian:

Reference is made to your offer letter from J.Jill, Inc. (“J.Jill”), dated August 2, 2018 (your “Offer Letter”).  Capitalized terms contained herein but not defined shall have the meanings ascribed to them in the Offer Letter.  The purpose of this letter (this “Letter”) is to amend the terms of your Offer Letter.  If you agree to the amendment terms described below, please sign and date this Letter where indicated below and return a signed copy to me no later November 15, 2018.

On the next regular payroll date of J.Jill, in lieu of any right that you had pursuant to the Offer Letter to receive an Annual Bonus for J.Jill’s 2018 fiscal year, you will receive a one-time sign-on bonus equal to $123,577.00 (the “Sign-On Bonus”), less applicable tax withholdings.  You will again be eligible to earn an Annual Bonus pursuant to the “Bonus” paragraph in your Offer Letter beginning in fiscal year 2019.

If, prior to the last day of fiscal year 2018, you resign without Good Reason or J.Jill terminates your employment with Cause, you agree to repay the gross amount of the Sign-On Bonus to J.Jill promptly following such termination.

Except as amended by this Letter, the terms and conditions of your Offer Letter are confirmed, approved, and ratified, and your Offer Letter, as amended by this Letter, shall continue in full force and effect.  Any reference in any other document to your Offer Letter shall mean your Offer Letter as amended by this Letter.

Sincerely,

J.Jill, Inc.

By:  /s/ Gloria Guerrera
Name:  Gloria Guerrera
Title:  Vice President, Human Resources

Accepted and Agreed to:

/s/ Brian Beitler
Brian Beitler

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